Exhibit 99.1

Natus Medical Announces 2010 Second Quarter Financial Results

- Increases 2010 Revenue and non-GAAP EPS Guidance

SAN CARLOS, Calif.--(BUSINESS WIRE)--July 29, 2010--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three and six months ended June 30, 2010.

For the second quarter ended June 30, 2010, Natus reported revenue of $52.7 million, compared to $37.3 million reported in the comparable quarter of the previous year. Net income was $3.1 million, or $0.11 per diluted share, for the second quarter of 2010, compared with net income of $2.3 million, or $0.08 per diluted share, for the second quarter of 2009.

For the six months ended June 30, 2010, the Company reported net income of $2.8 million, or $0.10 per diluted share, compared to net income of $3.1 million, or $0.11 per diluted share, for the comparable period in 2009.

On a non-GAAP basis the Company reported net income $4.3 million, or $0.15 per diluted share, for the second quarter of 2010, compared with net income of $2.9 million, or $0.10 per diluted share, for the second quarter of 2009. The non-GAAP results for the second quarter of 2010 excluded $1.2 million of amortization expense associated with certain acquisition-related intangible assets, a charge of $758,000 associated with the discontinuance of the Clarity newborn hearing screening product line, and a restructuring charge of $77,000, adjusting the charge previously recorded in connection with a reorganization plan the company adopted in January 2010.

Natus discontinued the Sonamed Clarity screener and associated disposable supplies in the second quarter of 2010 and began converting users to the Company’s other newborn hearing screening products. The non-recurring charge reduced reported gross profit by 0.9 percentage points and increased operating expenses by $300,000.

"I am pleased with our second quarter results as we exceeded our expectations in both revenue and non-GAAP earnings,” said Jim Hawkins, President and Chief Executive Officer of the Company. “We saw strong demand in all of our product categories in the United States and throughout the world. We continued to see an acceleration of large orders in the United States in the second quarter and believe this signifies the improving financial strength of hospitals. We also shipped a $1.6 million order directly to the Iraq Ministry of Health for our NeoBLUE phototherapy product, an order we had been working on for over a year.”

"Also of note is an order for 80 Cool-Caps we recently received from Saudi Arabia, suggesting they have chosen selective head cooling as a standard of care for the treatment of HIE in newborns. As we discussed in a press release earlier this week, the Saudi order for our newborn care products is valued at $2.8 million in total and also includes our ALGO newborn hearing screeners and disposable supplies, as well as Cerebral Function Monitors. We expect to ship that order in the second half of 2010,” added Hawkins. “We are very pleased to see countries in the Middle East putting this strong emphasis on newborn care and we are hopeful that this will continue throughout the region and elsewhere.”

HIE is an abbreviation for Hypoxic-Ischemic Encephalopathy, a condition resulting from an interruption of blood flow and oxygen supply during labor and delivery. HIE is a serious condition that causes significant mortality and long-term morbidity. Results of the clinical study for the Cool-Cap confirmed that when head cooling therapy was administered to patients within the first six hours of life, thereby lowering the body temperature two to three degrees centigrade, the severity of brain injury was significantly decreased compared to the untreated control group. In the United States, the Cool-Cap is the only FDA-approved device for the treatment of HIE in term newborns.

As of June 30, 2010 the Company had cash, cash equivalents, and short-term investments of $39.9 million, stockholders' equity of approximately $249 million, and working capital of approximately $83 million.

Financial Guidance on a GAAP and non-GAAP Basis

Natus updated its revenue and earnings guidance for the full year 2010.

On a GAAP basis for the full year 2010, the Company now expects revenue to be approximately $211 million and earnings per share to range from $0.46 to $0.48. The Company had previously said it expected that revenue would be approximately $205 million and earnings per share would range from $0.47 to $0.49. The Company’s previous guidance did not take into account the charge for the discontinuance of the Clarity hearing screener, which reduced second quarter GAAP earnings per share by $0.02.

Natus also announced revenue and earnings guidance for the third and fourth quarters of 2010.

For the third quarter of 2010, the Company expects revenue to be approximately $54 million and earnings per share to range from $0.16 to $0.17. This compares to revenue of $44.3 million and earnings per share of $0.13 reported in the third quarter of 2009.

For the fourth quarter of 2010, the Company expects revenue to be approximately $55.0 million and earnings per share to range from $0.20 to $0.21. This compares to revenue of $51.6 million and earnings per share of $0.15 reported in the fourth quarter of 2009.

On a non-GAAP basis the Company expects earnings per share to range from $0.65 to $0.67 for the full year 2010, $0.18 to $0.19 for the third quarter of 2010, and $0.23 to $0.24 for the fourth quarter of 2010. The Company had earlier said that non-GAAP earnings per share for the full year would range from $0.64 to $0.66. The non-GAAP earnings guidance excludes amortization expense associated with certain acquisition-related intangible assets, the charge associated with the discontinuance of the Clarity hearing screener and associated disposable supplies, and the restructuring charge. The Company has elected to provide its guidance on a non-GAAP basis that excludes the amortization of acquisition related intangibles as this presentation is common among companies that are active acquirors and whose results are, accordingly, affected by such charges. The Company also excludes these charges, charges related to the product discontinuance, and restructuring charges because this information is used by management to evaluate operating results and because it believes this information will assist investors in making period to period comparisons of the Company's operating results.

The Company’s GAAP-based guidance includes the impact of expensing employee equity based compensation. All earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with GAAP, this release contains non-GAAP financial measures that exclude amortization of acquisition related intangibles, charges related to product discontinuance, and restructuring charges. The Company believes that the presentation of results excluding amortization and these other charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of the Company's financial results release.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing 866-314-4865 for domestic callers, or 1-617-213-8050 for international callers, and entering reservation code 10066240. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 41276438.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

ALGO, Cool-Cap, and neoBLUE are registered trademarks of Natus Medical Incorporated.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding anticipated revenue and profitability for the third quarter, fourth quarter, and full year 2010, improving financial strength of hospitals, and the fulfillment of the Saudi Arabia order. These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market, integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2009, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June	June	June	June
	2010	2009	2010	2009

Revenue	$52,697	$37,263	$101,857	$70,620
Cost of revenue	21,575	14,370	41,123	27,419
Gross profit	31,122	22,893	60,734	43,201
Operating expenses:
Marketing and selling	13,581	10,251	27,354	20,238
Research and development	5,238	3,950	10,368	7,664
General and administrative	7,791	5,270	18,708	10,774
Total operating expenses	26,610	19,471	56,430	38,676
Income from operations	4,512	3,422	4,304	4,525
Other income/(expense):
Interest income	6	73	14	178
Interest expense	(10)	(99)	(36)	(113)
Other income, net	244	413	208	448
Total other income/(expense)	240	387	186	513
Income before provision for income tax	4,752	3,809	4,490	5,038

Provision for income tax	1,647	1,473	1,688	1,915
Net income	$3,105	$2,336	$2,802	$3,123
Earnings per share:
Basic	$0.11	$0.08	$0.10	$0.11
Diluted	$0.11	$0.08	$0.10	$0.11

Weighted-average shares used to compute
Basic earnings per share	27,946	27,644	27,888	27,625
Diluted earnings per share	29,247	28,276	29,089	28,208

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June	June	June	June
	2010	2009	2010	2009
GAAP based results:

Income before provision for income tax	$4,752	$3,809	$4,490	$5,038

Non-GAAP adjustments:

Amortization expense associated with certain acquired intangible assets reported as a component of:					(a)
Cost of revenue	370	393	740	819
Marketing and selling	510	235	1,020	476
Research and development	329	370	658	751

Restructuring charge reported as a component of general and administrative expense	77		3,107		(b)

Costs associated with the discontinuance of the Sonamed Clarity hearing screener reported as a component of:					(c)
Cost of revenue	458		758
Marketing and selling	300		300
Non-GAAP income before provision for income tax	6,796	4,807	11,073	7,084

Provision for income tax, as adjusted	2,475	1,860	3,897	2,692

Non-GAAP net income	$4,321	$2,947	$7,176	$4,392
Non-GAAP earnings per share:
Basic	$0.15	$0.11	$0.26	$0.16
Diluted	$0.15	$0.10	$0.25	$0.16

Weighted-average shares used to compute:
Basic non-GAAP earnings per share	27,946	27,644	27,888	27,625
Diluted non-GAAP earnings per share	29,247	28,276	29,089	28,208

Memo, Gross profit percentage:
GAAP basis	59.1%	61.4%	59.6%	61.2%
non-GAAP basis	60.6%	62.5%	61.1%	62.3%

Note:

The Company has elected to provide non-GAAP financial results that exclude the items below as this presentation is common among companies that are active acquirors and whose results are, accordingly, affected by such charges, because this information is used by management to evaluate operating results and because it believes this information will assist investors in making period to period comparisons of the Company's operating results.

(a) Amortization expense associated with acquired intangible assets with definite lives.

(b) Restructuring charge including accruals for severance benefits and exit and disposal costs.

(c) Charge associated with discontinuance of the Sonamed Clarity newborn hearing screener. Costs include concessions given to customers purchasing a replacement hearing screener, write-down of inventory, and write-off of tradenames.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
GUIDANCE INCLUDING GAAP TO NON-GAAP EARNINGS PER SHARE RECONCILIATION
(unaudited)

	Three months ending	Fiscal year ending
	September 30, 2010	December 31, 2010

Revenue	$54 Million	$211 Million

Earnings per share:

GAAP basis	$0.16 to $0.17	$0.46 to $0.48

Non-GAAP adjustments

Restructuring charge	- -	$0.07

Discontinuance of Sonamed Clarity hearing screener	- -	$0.02

Amortization of acquisition-related intangible assets	$0.02	$0.10

Non-GAAP earnings per share	$0.18 to $0.19	$0.65 to $0.67

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, 650-802-0400
Chief Financial Officer
InvestorRelations@Natus.com